EXHIBIT 21.1

                     SUBSIDIARIES OF J NET ENTERPRISES, INC.


                                              STATE OF
COMPANY                      % OWNED            INCORPORATION
_______                      ________           _____________

1.  J Net Ventures I, LLC       100%                Delaware

2.  J Net Holdings, LLC         100%                Nevada

3.  J Net GP, LLC               100%                Nevada

4.  InterWorld Corporation     95.3%                Delaware

5.  IW Holdings, Inc.           100%                Delaware